2nd AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

THIS 2ND AMENDMENT TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP (this “Amendment”) is made and entered into on January 13, 2020 but for all purposes shall be effective as of January 1, 2020 (the “Effective Date”), by and between SUN COMMUNITIES, INC., a Maryland corporation (the “General Partner”), as the general partner and owner of the majority of the Common OP Units of SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (the “Partnership”).

RECITALS

A.    The General Partner desires to amend that certain Fourth Amended and Restated Agreement of Limited Partnership of Sun Communities Operating Limited Partnership, dated as of January 31, 2019, (as amended from time to time, the “Agreement”) as set forth herein. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Agreement.

B.    Article 13 of the Agreement authorizes the General Partner, as the holder of a majority of the Common OP Units, to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the General Partner, intending to be legally bound, amends the Agreement as follows:

1.Aspen 2034 Units. As of the Effective Date, each Partner that owns Preferred OP Units was given the opportunity to exchange its Preferred OP Units for a new subseries of Preferred OP Units (the “Aspen 2034 Units”). Partners owning Preferred OP Units may not elect to exchange them for Aspen 2034 Units after the execution of this Amendment. The rights, preferences and terms of the Aspen 2034 Units, to the extent they differ from the rights, preferences and terms of the other Preferred OP Units, are set forth in Article 16 of the Agreement, as amended and restated below. All such rights, preferences and terms of the Aspen 2034 Units shall apply beginning as of the Effective Date. Except as set forth in amended and restated Article 16, the Aspen 2034 Units shall have all of the same rights, preferences, terms, ranking and priority as the other Preferred OP Units. The Aspen 2034 Units shall continue to be Preferred OP Units for all other purposes of the Agreement. As of the Effective Date, there are 1,283,819 outstanding Preferred OP Units, and, in accordance with the elections of Partners that own Preferred OP Units, 270,000 of such Preferred OP Units have been designated as Aspen 2034 Units. Exhibit A to the Agreement identifies those Preferred OP Units that are Aspen 2034 Units.

2.Article 16. Article 16 of the Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE 16
PREFERRED OP UNITS
Section 16.1    Dividends.
The holders of the Preferred OP Units shall be entitled to receive, from funds which the General Partner determines to be available for distribution as provided in Section 7.1, dividends (“Preferred Dividends”) per Preferred OP Unit per annum in an amount equal to the applicable Annual Preferred Rate multiplied by $27.00 (which is the original issue price of the Preferred OP Units). The “Annual Preferred Rate” means (i) with respect to the Aspen 2034 Units, an annual rate equal to 3.8%, and (ii) with respect to all other Preferred OP Units, an annual rate equal to the 10-year United States Treasury bond yield in effect on January 2nd of such calendar year (as reported by Bloomberg L.P. and its successors or, if Bloomberg L.P. and its successors no longer report such yield, then as reported by any other comparable service that reports such yield) plus 239 basis points; provided, however, that the Annual Preferred Rate for Preferred OP Units other than Aspen 2034 Units shall not be less than 6.5% nor more than 9.0%. Preferred Dividends for each year shall accrue in equal installments, on each record date for the payment of quarterly distributions to holders of Common OP Units, and shall be paid when such quarterly distributions are paid to Common OP Units holders of record as of the accrual date; provided, however, that:

(a)    if the payment date for distributions to Common OP Unit holders is more than twenty (20) days after the record date, the Preferred Dividends shall be paid on or before the twentieth (20th) day following the record date,

(b)    if distributions to holders of Common OP Units are made less frequently than quarterly, then Preferred Dividends shall accrue on each March 31, June 30, September 30 and December 31 and shall be paid within ten (10) days thereafter to holders of record as of the accrual date, and

(c)    if distributions to holders of Common OP Units are made more frequently than quarterly, the Preferred Dividends shall accrue at the same frequency that distributions are made to holders of Common OP Units, and

(d)    the Preferred Dividend installment payable on the first Preferred Dividend Accrual Date after issuance of a Preferred OP Unit shall be a prorated portion of the regular dividend based on the number of days elapsed from the date of issuance to the Preferred Dividend Accrual Date. Each date upon which Preferred Dividends accrue is referred to as a “Preferred Dividend Accrual Date”. Each date upon which Preferred Dividends become payable is referred to as a “Preferred Dividend Payment Date”.

Section 16.2    Conversion Rights.

The holders of the Preferred OP Units shall be entitled to convert part or all of such Preferred OP Units into Common OP Units by delivering written notice of such conversion (a “Conversion Notice”) to the General Partner at any time prior to (i) in the case of Aspen 2034 Units, January 1, 2034, and (ii) in the case of all other Preferred OP Units, January 1, 2024. The “Conversion Date” shall be the date that the holder of the Preferred OP Units delivers a Conversion Notice, or such other date, not later than the fifth Business Day after such delivery date, that the converting holder may designate in the Conversion Notice. The terms of the conversion shall be as follows:

(a)    Preferred OP Units may be converted only in multiples of One Hundred (100) unless the holder elects to convert all its Preferred OP Units.

(b)    Subject to the receipt by the General Partner of a timely Conversion Notice, the conversion shall be effective as of the close of business on the applicable Conversion Date. The holder of the converted Preferred OP Units shall be deemed to have surrendered the same to the Partnership, and the Partnership shall be deemed to have issued Common OP Units to such holder, at the close of business on such Conversion Date.

(c)    If the Issue Price of each Common OP Unit issued upon the conversion is $68.00 or less, the holder shall be entitled to receive, for each Preferred OP Unit surrendered, 0.397 Common OP Units. If the Issue Price of each Common OP Unit is greater than $68.00, then the holder shall be entitled to receive, for each Preferred OP Unit surrendered, a fraction of a full Common OP Unit of which (i) the numerator is (A) $27.00 plus (B) twenty-five percent (25%) of the amount (if any) by which the per-unit Issue Price of the Common OP Units exceeds $68.00, and (ii) the denominator is the per-unit Issue Price of the Common OP Units.

(d)    On the next Preferred Dividend Accrual Date, the holder shall be entitled to a Preferred Dividend in an amount equal to a prorated portion of the regular Preferred Dividend based on the number of days elapsed from the prior Preferred Dividend Accrual Date to the Conversion Date.

(e)    In the event that the holders of Common OP Units receive or surrender any Common OP Units or other securities of or interests in the Partnership pursuant to any Common OP Unit split, combination, dividend or exchange, or pursuant to any recapitalization, merger, consolidation, combination, exchange of shares or other similar capital change, then upon the conversion each holder of Preferred OP Units shall be entitled to receive, in lieu of or in addition to receiving Common OP Units, the number and class of securities which it would have held on the Conversion Date if it had originally acquired a number of Common OP Units equal to the number of Preferred OP Units to be converted, instead of such Preferred OP Units.

Section 16.3    Consensual Redemption.

The Partnership may redeem any part or all of the Preferred OP Units from time to time as determined by the General Partner, with the written consent of the holder of the Preferred OP Units to be redeemed, provided that no such consensual redemption of fewer than all of the Preferred OP Units shall be made while any accrued Preferred Dividends remain unpaid unless all such accrued dividends are paid simultaneously with such redemption.

Section 16.4    Mandatory Redemption.

The Partnership shall redeem Preferred OP Units five (5) Business Days after written demand of the holder during the existence of any POPU Default provided that the POPU Default is not cured within such period. The Partnership shall redeem the Preferred OP Units with respect to which a Conversion Notice was not received in accordance with the requirements set forth in Section 16.2 above on (i) in the case of Aspen 2034 Units, January 2, 2034, and (ii) in the case of all other Preferred OP Units, January 2, 2024.

Section 16.5    Redemption Payment.

Upon redemption of a Preferred OP Unit the holder shall be entitled to receive a redemption payment equal to the Issue Price of such Preferred OP Unit plus all unpaid Preferred Dividends thereon accrued and prorated to the time that the redemption payment is made as if such date were a Preferred Dividend Accrual Date.

Section 16.6    Method of Payment.

All payments in respect of the Preferred OP Units shall be made in good United States funds by ordinary bank check mailed to the holder at its address as set forth in the Partnership’s records. Payment shall be effective upon deposit of the check in the mail with postage prepaid, for all purposes of this Agreement, and the holders of the Preferred OP Units hereby assume the risk of non-delivery. If a check is lost in the mail or in any other manner, the holder shall be entitled to a replacement check upon execution and delivery of an indemnity agreement, in form satisfactory to the General Partner, whereby the holder indemnifies the Partnership against any claim for payment of the replaced check.

Section 16.7    Restrictions on Subordination.

The Partnership shall not permit to be outstanding any OP Units or other equity securities which are not junior to the Preferred OP Units, without the written consent of the holders of a majority of the Preferred OP Units.

Section 16.8    Default Provisions.

The following default provisions shall apply in respect of the Preferred OP Units:

(a)    If the Partnership fails to pay any Preferred Dividend installment upon the Preferred Dividend Payment Date, the holders shall be entitled to a late payment premium equal to two percent (2%) of the defaulted payment. If the Partnership fails to pay any Preferred Dividend installment within ten (10) days after the Preferred Dividend Payment Date, Preferred Dividends shall accrue at the rate of (i) in the case of Aspen 2034 Units, $1.58 per Aspen 2034 Unit annually, and (ii) in the case of all other Preferred OP Units, $2.70 per Preferred OP Unit annually, in each case retroactively from the Preferred Dividend Payment Date until such installment is paid.

(b)    The occurrence of any of the following shall constitute a “POPU Default”:

(i)    The Partnership’s failure to pay any Preferred Dividend installment within twenty (20) days after the applicable Preferred Dividend Payment Date;

(ii)    The Partnership’s failure to pay any redemption payment when due; or

(iii)    Any other default in the performance of the Partnership’s or the General Partner’s obligations to the holders of the Preferred OP Units under this Article 16 which is not cured within thirty (30) days after written demand by any holder of Preferred OP Units.

(c)    Upon the occurrence of a POPU Default the holders of the Preferred OP Units shall have the rights provided for in Section 16.4 in addition to any other rights provided by this Agreement or by applicable law. During the existence of the POPU Default, Preferred

Dividends shall accrue at the rate of (i) in the case of Aspen 2034 Units, $1.58 per Aspen 2034 Unit annually, and (ii) in the case of all other Preferred OP Units, $2.70 per Preferred OP Unit annually. If any holder of Preferred OP Units commences any legal action against the Partnership or the General Partner to enforce its rights under this Article 16, the prevailing party shall be entitled to recover the costs incurred in connection therewith, including reasonable attorney fees.

3.    Exhibit A. Exhibit A of the Agreement is hereby deleted in its entirety and is replaced with Exhibit A to this Amendment.

4.    Governing Law. This Amendment shall be interpreted and enforced according to the laws of the State of Michigan.

5.    Full Force and Effect. Except as amended by the provisions hereof, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.

6.    Successors/Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

7.    Copies. Reproductions (photographic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as though such reproduction was an original.

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GENERAL PARTNER:

Sun Communities, Inc., a Maryland corporation

By:    /s/ Karen J. Dearing                                            Name: Karen J. Dearing
Title:  Executive Vice President, Chief Financial Officer,
Secretary and Treasurer